Exhibit 99.1

Playa Hotels & Resorts Announces Commencement of Exchange Offer and Consent

Solicitation Relating to its Warrants

FAIRFAX, Va., May 22, 2017 – Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) announced today that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding Warrants (as defined below). The purpose of the Offer and Consent Solicitation is to simplify the Company’s corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing the Company with more flexibility for financing its operations in the future.

The Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated May 22, 2017, and the Company’s Schedule TO, dated May 22, 2017, each of which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation. Until the Expiration Date, the Company is offering to holders of its Warrants (as defined below) the opportunity to receive 0.1 of its ordinary shares (the “Ordinary Shares”) in exchange for each of the outstanding Warrants tendered by the holder and exchanged pursuant to this Offer. The Offer and Consent Solicitation are being made to:

•	All holders of the Company’s publicly traded warrants to purchase Ordinary Shares that were issued in connection with the Company’s business combination between the Company, Pace Holdings Corp. (“Pace”) and Playa Hotels & Resorts B.V. (the Company’s “Predecessor”) completed on March 11, 2017 (the “Business Combination”), which entitle such warrant holders to purchase one-third of one ordinary share for a purchase price of one-third of $11.50, subject to adjustments, referred to as the “Public Warrants.” The Company’s Ordinary Shares and Public Warrants are listed on NASDAQ under the symbols “PLYA” and PLYAW,” respectively. As of May 22, 2017, 45,000,000 Public Warrants were outstanding. Pursuant to the Offer, the Company is offering an aggregate of 4,500,000 of its Ordinary Shares in exchange for the Public Warrants.

•	All holders of certain of the Company’s warrants to purchase Ordinary Shares that were privately issued as consideration in connection with the consummation of the Business Combination based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one-third of one Ordinary Share for a purchase price of one-third of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to TPG Pace Sponsor, LLC, the former sponsor of Pace (“Pace Sponsor”), and the former shareholders of the Company’s Predecessor as consideration in the Business Combination. As of May 22, 2017, 22,000,000 Private Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 2,200,000 of our Ordinary Shares in exchange for the Private Warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the Warrants to amend (the “Warrant Amendment”) the warrant agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.09 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the warrant agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants.

Pursuant to, and subject to conditions set forth in, a support and tender agreement described in the Prospectus/Offer to Exchange (the “Support and Tender Agreement”), holders of approximately 96% of the Private Warrants, representing approximately 31% of all Warrants, have committed to participate in the Offer and Consent Solicitation, provided that such Private Warrant holders may condition their tender on more than 50% of the Public warrants having been tendered to the Company. Therefore, if more than 50% of the Public Warrants have been tendered and if the obligations of such Private Warrant holders under Support and Tender Agreement are triggered, then the Company will have the requisite consents to adopt the Warrant Amendment.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on June 19, 2017, or such later and time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Company’s obligation to complete the Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of Warrants. Subject to applicable law, the Company may amend, extend or terminate the Offer and Consent Solicitation at any time.

The Company has engaged Deutsche Bank Securities as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Deutsche Bank Securities at (844) 758-6740 (toll-free). Georgeson LLC has been appointed as the Information Agent for the Offer and Consent Solicitation, and Computershare Trust Company, N.A. has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Georgeson LLC at (866) 216-0459 (toll-free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants or an offer to sell or a solicitation of an offer to buy any Ordinary Shares. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Offer to

Purchase. Holders of the Warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation. None of the Company, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

Forward looking statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed May 22, 2017, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).